Exhibit 10.2

Description of July 25, 2006 Amendment to the

UGI Corporation Supplemental Executive Retirement Plan

On July 25, 2006, the Board of Directors of UGI Corporation (the “Company”) approved an amendment to the UGI Corporation Supplemental Executive Retirement Plan (as amended, the “UGI SERP”). The amendment became effective July 25, 2006 and is applicable to the Company’s named executive officers, other than François Varagne, employed by the Company or certain subsidiaries or affiliates.

The UGI SERP provides supplemental retirement benefits to certain senior level employees of the Company, including Lon R. Greenberg, Anthony J. Mendicino and John L. Walsh, and certain employees of its subsidiaries and affiliates. Benefits payable under the UGI SERP shall be paid in the form of a lump sum payment upon a participant’s termination of employment with the Company and its subsidiaries and affiliates. Except in the case of a change in control, accrual of benefits under the UGI SERP shall immediately cease upon a participant’s retirement or termination of employment with the Company and its subsidiaries and affiliates.